Exhibit 8.1

Opinion of K&L Gates LLP

February 8, 2010

Annaly Capital Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

Re:	Status as a Real Estate Investment Trust; Information in the Registration Statement under the heading “Material Federal Income Tax Considerations”

Dear Sir or Madam:

          In connection with the Registration Statement on Form S-3, dated February 8, 2010, (the “Registration Statement”) being filed by Annaly Capital Management, Inc., a Maryland corporation (the “Company”) with the Securities Exchange Commission, you have requested our opinion concerning (i) the qualification and taxation of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the information in the Company’s Registration Statement under the heading “Material Federal Income Tax Considerations.”

          In formulating our opinions, we have reviewed and relied upon the charter of the Company and the Registration Statement. In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and proposed operation of the Company. Where such factual representations in the Officer’s Certificate involve terms defined in the Code, the regulations promulgated by the Department of the Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and we are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations. We have also relied upon representations that the information presented in the Registration Statement accurately and completely describes all material facts. We have not verified any of those assumptions.

          In rendering these opinions, we have assumed that the Company will be operated in the manner described in its organizational documents and in the Registration Statement.

          Based upon and subject to the foregoing, it is our opinion that:

Annaly Capital Management, Inc.
February 8, 2010

          1. Commencing with its taxable year ending December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation, as described in the Registration Statement and as represented in the Officer’s Certificate, will enable it to satisfy the requirements for qualification as a REIT under the Code.

          2. The statements in the Registration Statement under the heading “Material Federal Income Tax Considerations”, to the extent that such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are correct in all material respects and accurately describe the federal income tax considerations that are likely to be material to a holder of the Company”s common stock.

          Our opinion is based on the Code, the Regulations, and the interpretations of the Code and such Regulations by the courts and the Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

          Notwithstanding any express or implied agreement, arrangement, or understanding to the contrary, the Company (and any employee, representative, or other agent of the Company) may disclose this opinion to any and all persons.

          We consent to the reference to our firm under the caption “Material Federal Income Tax Considerations” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/K&L Gates LLP